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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                       ECLIPSE SURGICAL TECHNOLOGIES, INC.


     Michael J. Quinn and J. Stephen Wilkins certify that:

     A. They are the President and Secretary, respectively, of Eclipse Surgical Technologies, Inc., a California corporation (the "Corporation").

     B. Article First of the articles of incorporation of the Corporation is amended to read as follows:

                                     "FIRST

     The name of this corporation (the "Corporation") is:

                           CardioGenesis Corporation."

     C. The foregoing amendment to the articles of incorporation has been duly approved by the Corporation's Board of Directors.

     D. The foregoing amendment to the articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the Corporation is 33,696,061 shares of common stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage required was more than 50% of the outstanding shares of common stock.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: June 15, 2001


/s/ MICHAEL J. QUINN                              /s/ J. STEPHEN WILKINS
------------------------------                    ------------------------------
    Michael J. Quinn                                  J. Stephen Wilkins
    President                                         Secretary